EXHIBIT 4.3

COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of November 6, 2009 (the “Effective Date”), by and between GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 (“Geron”), and ReSearch Pharmaceutical Services, Inc., a Delaware corporation having its principal place of business at 520 Virginia Drive, Fort Washington, Pennsylvania, 19034 (“COMPANY”).

A.

Geron and COMPANY are the parties to that certain Master Agreement dated as of November 6, 2009 (the “Master Agreement”), and a related Project Agreement No. 1 (the “Project Agreement”) under which Geron and COMPANY have agreed that COMPANY will perform certain services on behalf of Geron on the terms set forth therein.

B.

Pursuant to the Master Agreement, Geron has agreed to make payment for such services through the delivery of shares of Geron’s Common Stock (the “Shares”) to COMPANY, pursuant to the terms and conditions of the Master Agreement, the Project Agreement, and this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	ISSUANCE OF SHARES; ADJUSTMENTS.

	1.1	As payment of the price specified in the Project Agreement, Geron will issue and deliver to COMPANY certificates for 195,331 Shares. Upon issuance and delivery of the certificate(s) for the Shares, all Shares shall be duly authorized and validly issued and represent fully paid Shares.

2.	CLOSING; DELIVERY.

	2.1	The consummation of the transaction contemplated by this Agreement (the “Closing”) shall be held at such time and place as is mutually agreed upon between the parties, but in any event Geron shall make commercially reasonable efforts to accomplish the Closing no later than five (5) business days after the Effective Date (the "Closing Date”). At the Closing, Geron shall deliver to COMPANY one or more certificates representing all of the Shares, which Shares shall be issued in the name of COMPANY or its designee and in such denominations as COMPANY shall specify.

	2.2	Geron’s obligations to issue and deliver the stock certificate(s) representing the Shares to COMPANY at the Closing shall be subject to the following conditions, which may be waived by Geron:

		2.2.1	the covenants and obligations that COMPANY is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects; and

		2.2.2	the representations and warranties made by COMPANY herein shall be true and correct in all material respects as of the Closing Date.

	2.3	COMPANY’s obligation to accept delivery of the stock certificate(s) representing the Shares at the Closing shall be subject to the following conditions, any one or more of which may be waived by COMPANY:

		2.3.1	the covenants and obligations that Geron is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

		2.3.2	Geron shall have available under its Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), sufficient authorized shares of Common Stock to issue the Shares to COMPANY; and

		2.3.3	the representation and warranties made by Geron herein shall be true and correct in all material respects as of the Closing Date.

3.	RESTRICTIONS ON RESALE OF SHARES.

	3.1	Legends. COMPANY understands and acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), and that under the Act and other applicable laws COMPANY may be required to hold such Shares for an indefinite period of time. Each stock certificate representing Shares shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES SHALL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO GERON, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE COMMON STOCK PURCHASE AGREEMENT BY AND BETWEEN GERON AND RESEARCH PHARMACEUTICAL SERVICES, INC., DATED AS OF NOVEMBER 6, 2009. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE SECRETARY OF GERON.”

The legend set forth above shall be removed upon written request by COMPANY, and Geron shall make commercially reasonable efforts to issue, or to cause its transfer agent to issue, as soon as practicable but in any event within five (5) trading days after receipt of such written request by COMPANY, a certificate or certificates without such legend to COMPANY, if, unless otherwise required by blue sky or state securities laws, (i) the sale of Shares is registered under the Act (including registration pursuant to Rule 416 thereunder); (ii) COMPANY provides Geron with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of the Shares may be made without registration under the Act; or (iii) COMPANY provides to Geron such documentation and information as may be reasonably requested by Geron to permit counsel for Geron to render an opinion, in form, substance and scope customary for opinions of counsel in comparable transactions, that the Shares can be sold under Rule 144.

	3.2	Limits on Sales. COMPANY agrees that if it decides to resell some or all of the Shares, it will do so only through orderly sales executed through a top-tier brokerage house. COMPANY further agrees that hedging transactions involving the Shares shall not be conducted by COMPANY unless in compliance with the Act, and any hedging transactions conducted by COMPANY shall not involve short sales of the Geron’s Common Stock.

	3.3	Further Limitations. Geron shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or applicable securities laws; or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred in violation of any of the provisions of this Agreement or applicable securities laws.

	3.4	Notwithstanding anything to the contrary herein, COMPANY is not required to hold the Shares for a minimum term and reserves the right to dispose of the Shares pursuant to the Registration Statement (as defined below) or in accordance with Rule 144 or other equivalent provision then in effect under the Act.

4.	REGISTRATION RIGHTS

	4.1	Geron shall use commercially reasonable efforts to file with the Securities and Exchange Commission (the “Commission”) as soon as practicable, but in no event later than ten (10) business days following the Closing Date, a registration statement on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement as is then available to effect a registration of the Shares, each such registration statement being the “Registration Statement”) covering the resale of the Shares under the Act by COMPANY. Geron shall use commercially reasonable efforts to cause the Registration Statement required to be filed pursuant to this Section 4.1 to become effective as soon as reasonably practicable. Geron shall respond promptly to any and all comments made by the staff of the Commission to any Registration Statement required to be filed under this Agreement, and shall submit to the Commission, promptly, and in any event before the close of business on the business day immediately following Geron’s receipt of notice (either by telephone or in writing) that no review of such Registration will be made by the Commission or that the staff of the Commission has no further comments on such Registration Statement, as the case may be a request for acceleration of the effectiveness of such Registration Statement to a date and time as soon as practicable. Geron will notify COMPANY of the effectiveness of the Registration Statement as soon as practicable and in no event later than one (1) business day after receiving notice from the Commission declaring the Registration Statement effective.

4.2	Geron will make commercially reasonable efforts to prepare, file and maintain the Registration Statement and any post-effective amendment or supplement thereto filed or required to be filed under this Section 4 effective under the Act until the earliest of (i) the date that none of the Shares covered by such Registration Statement are issued and outstanding, (ii) the date that all of the Shares have been sold pursuant to such Registration Statement, (iii) the date COMPANY receives an opinion of counsel from Geron, which counsel shall be reasonably acceptable to COMPANY, that the Shares may be sold under the provisions of Rule 144 or any similar provision then in effect under the Act (without restriction except as otherwise set forth in this Agreement), or (iv) the date that all Shares have been otherwise transferred to persons who may trade such shares without restriction under the Act, and Geron has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend (the “Registration Period”).

4.3	Geron, at its expense, shall furnish to COMPANY with respect to the Shares registered under the Registration Statement such reasonable number of copies of the Registration Statement in conformity with the requirements of the Act and such other documents as COMPANY may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by COMPANY, provided, however, that the obligation of Geron to deliver copies of the Registration Statement and such other documents to COMPANY shall be subject to the receipt by Geron of reasonable assurances from COMPANY that COMPANY will comply with the applicable provisions of the Act and of such other securities or, subject to Section 4.4 hereof, blue sky or state securities laws as may be applicable in connection with any use of the Registration Statement and such other documents.

4.4	Geron shall use commercially reasonable efforts to (i) register the Shares covered by any Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as COMPANY reasonably requests, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) to such registrations as may be necessary to maintain the effectiveness thereof during the Registration Period, or (iii) obtain exemption from such other securities or blue sky laws. All fees, disbursements and out-of-pocket expenses and costs incurred by Geron in connection with the preparation and filing of any Registration Statement under Section 4.1, and in complying with applicable securities and blue sky laws (including, without limitation, all attorneys' fees of Geron) shall be borne by Geron. COMPANY shall bear the cost of all fees and expenses of COMPANY’s counsel.

4.5	Geron shall use commercially reasonable efforts (i) to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement covering the Shares, and (ii) if such order is issued, to obtain the withdrawal of such order at the earliest practicable time. Geron will promptly notify COMPANY after it shall receive notice or obtain knowledge of the issuance of any stop order by the Commission delaying or suspending the effectiveness of the Registration Statement, the initiation of any proceeding for that purpose, or the resolution of such delay, suspension or proceeding.

4.6	With a view to making available to COMPANY the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Commission that may at the time permit COMPANY to sell the Shares to the public without registration, Geron covenants and agrees to make commercially reasonable efforts to: (i) make and keep current public information available, as those terms are understood and defined in Rule 144, until the earliest of (A) such date as all of the Shares may be resold without registration or restriction pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Shares shall have been resold; (ii) file with the Commission in a timely manner all reports and other documents required of Geron under the Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) furnish to COMPANY so long as COMPANY holds the Shares, promptly upon request (A) a written statement by Geron that it reasonably believes that it has complied with the reporting requirements of Rule 144, the Act, and the Exchange Act, (B) a copy of Geron’s most recent annual or quarterly report and such other reports and documents so filed by Geron, and (C) such other information as may be reasonably requested to permit COMPANY to sell the Shares under Rule 144 without registration.

	4.7	COMPANY will cooperate with Geron in all respects in connection with this Agreement, including timely supplying all information reasonably requested by Geron (which shall include all information regarding COMPANY and its proposed manner of sale of the Shares required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares. Nothing in this Agreement shall obligate COMPANY to consent to be named as an underwriter in any Registration Statement.

5.	INDEMNIFICATION.

	5.1	Geron agrees to indemnify and hold harmless COMPANY (and each person, if any, who controls COMPANY within the meaning of Section 15 of the Act, and each officer and director of COMPANY) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of the Shares, or any exhibit, amendment, supplement, or document filed therewith or incorporated by reference thereto, (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Geron of the Act, the Exchange Act or any other law (including, without limitation, any state securities or blue sky laws, rule or regulation relating to the offer or sale of the Shares; and Geron will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, exhibit, amendment, supplement, or document filed therewith or incorporated by reference thereto in reliance upon and in conformity with written information furnished to Geron by or on behalf of COMPANY or such other person expressly for use in the preparation thereof, (B) the failure of COMPANY to comply with its covenants and agreements contained in Section 7.1 or 7.5.3 hereof or (C) any misstatement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to COMPANY prior to the pertinent sale or sales by COMPANY. Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of the Shares by COMPANY.

	5.2	COMPANY agrees to indemnify and hold harmless Geron (and each person, if any, who controls Geron within the meaning of Section 15 of the Act and Section 20 of the Exchange Act and each officer and director of Geron) from and against losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Geron by or on behalf of COMPANY specifically for use in preparation of the Registration Statement; provided, however, that COMPANY shall not be liable in any such case for (A) any untrue statement or omission in the Registration Statement, prospectus, or other such document which statement is corrected by COMPANY and delivered to Geron prior to the sale from which such loss occurred, (B) any untrue statement or omission in any prospectus which is corrected by COMPANY in any subsequent prospectus, or supplement or amendment thereto, and delivered to Geron prior to the sale or sales from which a loss or liability arose, or (C) any failure by Geron to fulfill any of its obligations under Section 5.1 hereof.

	5.3	Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 5 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 5. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expense subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect to any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

	5.4	The provisions of this Section 5 shall survive the termination of this Agreement.

6.	REPRESENTATIONS, ACKNOWLEDGMENTS AND COVENANTS OF GERON.

Geron hereby represents, warrants and covenants to COMPANY as follows:

	6.1	Organization, Good Standing and Qualification. Geron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Geron is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

	6.2	Authorization. All corporate action on the part of Geron, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Geron hereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of Geron, enforceable against Geron in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

	6.3	Valid Issuance of Common Stock. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

	6.4	Legal Proceedings and Orders. There is no action, suit, proceeding or investigation pending or threatened against Geron that questions the validity of this Agreement or the right of Geron to enter into this Agreement or to consummate the transactions contemplated hereby, nor is Geron aware of any basis for any of the foregoing. Geron is neither a party nor subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would affect the ability of Geron to enter into this Agreement or to consummate the transactions contemplated hereby.

	6.5	No Conflicts; Consents. The execution, delivery and performance of this Agreement by Geron and the consummation of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or Geron’s bylaws, (ii) to Geron’s knowledge, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any anti-dilution provisions), acceleration or cancellation of, any agreement, indenture or instrument to which Geron or any of its subsidiaries is a party, or (iii) to Geron’s knowledge, result in a violation of any law, rule, regulation, order, judgment or decree (including the Act, the Exchange Act, and blue sky or state securities laws) applicable to Geron. Except as may be required under the Act in connection with the Geron’s obligations under this Agreement and as may be required for compliance with applicable state securities or blue sky laws, Geron is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under this Agreement.

	6.6	Listing. Geron’s Common Stock is currently listed for trading on the Nasdaq Global Market. To Geron’s knowledge as of the Effective Date, Geron is not in violation of the listing requirements of the Nasdaq Global Market, and has not received any notice regarding the delisting of the Common Stock from the Nasdaq Global Market. Geron has secured the listing of the Shares on the Nasdaq Global Market (subject to official notice of issuance). During the Registration Period, Geron shall use commercially reasonable efforts to continue the listing and trading of its Common Stock on the Nasdaq Global Market and shall comply in all material respects with the reporting, filing, and other obligations under the bylaws and rules of the Nasdaq Global Market.

	6.7	S-3 Eligibility. As of the Effective Date, Geron is eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Act.

7.	REPRESENTATIONS, ACKNOWLEDGMENTS AND COVENANTS OF COMPANY.

COMPANY hereby represents, warrants, and covenants that:

	7.1	Investment. COMPANY is acquiring the Shares for its own account, and not directly or indirectly for the account of any other person. COMPANY is acquiring the Shares for investment purposes only and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Act and/or sales registered under the Act. COMPANY understands that it must bear the economic risk of this investment, and that Geron has no present intention of registering the resale of the Shares other than as contemplated by this Agreement.

7.2	Access to Information. COMPANY has consulted with its own attorney, accountant, or investment advisor as COMPANY has deemed advisable with respect to the investment and has determined its suitability for COMPANY. COMPANY has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of Geron with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of Geron. In connection with the transactions contemplated hereunder, Geron may disclose to COMPANY information which may constitute material, non-public information regarding Geron, and COMPANY agrees to maintain in confidence any such information; provided, however, such information shall not include information (a) that is or becomes part of the public domain, (b) that was in COMPANY’s possession without any obligation of confidentiality prior to the date Geron disclosed such information to COMPANY, (c) that is supplied to COMPANY by a third party which is not subject to any restriction of confidentiality or non-disclosure, or (d) that COMPANY is required to disclose pursuant to a subpoena or other order from a court or other government body of competent jurisdiction, provided that COMPANY shall promptly provide prior written notice of such required disclosure to Geron, and shall cooperate by performing such actions as Geron may reasonably request to permit Geron to seek to obtain a protective or other order maintaining the confidentiality of such material, non-public information. COMPANY has had access to such financial and other information as is necessary in order for COMPANY to make a fully informed decision as to investment in Geron, and has had the opportunity to obtain any additional information necessary to verify any of such information to which COMPANY has had access. COMPANY acknowledges that neither Geron nor any of its officers, directors, employees, agents, representatives, or advisors have made any representation or warranty concerning the Shares other than those specifically expressed herein.

7.3	Business and Financial Expertise. COMPANY further represents and warrants that it has such business or financial expertise as to be able to evaluate its investment in Geron and accept delivery of the Shares.

7.4	Speculative Investment. COMPANY acknowledges that the investment in Geron represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within COMPANY’s risk capital means and is not so great in relation to COMPANY’s total financial resources as would jeopardize the personal financial needs of COMPANY in the event such investment were lost in whole or in part.

7.5	Unregistered Securities. COMPANY acknowledges that:

	7.5.1	COMPANY must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available. Geron has made no agreements, covenants or undertakings whatsoever to register any of the Shares under the Act, except as provided in Section 4 above. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Act, will become available and any such exemption pursuant to Rule 144, if available at all, will not be available unless: (i) a public trading market then exists in Geron’s common stock, (ii) Geron has complied with the information requirements of Rule 144, and (iii) all other terms and conditions of Rule 144 have been satisfied.

	7.5.2	Transfer of the Shares has not been registered under any applicable state law regulating securities and, therefore, the Shares cannot and will not be sold unless they are subsequently registered under any such act or an exemption therefrom is available, except as set forth in this Agreement. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

		7.5.3	COMPANY hereby certifies that it is an “Accredited Investor” as that term is defined in Rule 501 under the Act.

	7.6	Authorization. COMPANY has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of COMPANY enforceable against COMPANY in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, liquidation or similar laws relating to, or affecting generally, the enforcement of creditor's rights and remedies or by other equitable principles of general application from time to time in effect.

8.	TAX ADVICE. COMPANY acknowledges that COMPANY has not relied and will not rely upon Geron or Geron’s counsel with respect to any tax consequences related to the ownership or disposition of the Shares. COMPANY assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Shares.

9.	NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or by facsimile, or one day, not including Saturdays, Sundays, or national holidays, after sending if sent by national overnight delivery service, or five days, not including Saturdays, Sundays, or national holidays, after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

To Geron at:	Geron Corporation
230 Constitution Drive
Menlo Park, California 94025
Attention: Senior Director, Legal
	Telephone:	(650) 473-7700
	Facsimile:	(650) 473-7750

To COMPANY at:	ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, Pennsylvania 19034
Attention: Corporate Counsel
	Telephone:	(215) 540-0700
	Facsimile:	(215) 540-0770

10.	BINDING EFFECT. This Agreement shall be binding upon the heirs, legal representatives and successors of Geron and of COMPANY.

11.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.	INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

13.	COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	AMENDMENTS. This Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against whom such change, waiver or termination is sought to be enforced.

15.	FUTURE COOPERATION. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

16.	ENTIRE AGREEMENT. This Agreement, the Master Agreement, and the Project Agreement constitute the entire agreement of the parties pertaining to the Shares and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto.

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     IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

Geron Corporation

/s/ David L. Greenwood
By:	David L. Greenwood
Title:	Executive Vice President and Chief Financial Officer

ReSearch Pharmaceutical Services, Inc.

/s/ Daniel M. Perlman
By:	Daniel M. Perlman
Title:	CEO